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                                                                    EXHIBIT 10.4

                                AMENDMENT 2001-1
             TO THE AMENDED AND RESTATED K-TRON INTERNATIONAL, INC.
                          1996 EQUITY COMPENSATION PLAN


      WHEREAS, K-Tron International, Inc. (the "Company") maintains the Amended and Restated K-Tron International, inc. 1996 Equity Compensation Plan (the "Plan") for the benefit of the eligible officers and other employees of the company and its subsidiaries as well as for members of the company's Board of Directors who are not officers or employees of the company and its subsidiaries;

      WHEREAS, upon recommendation of counsel, the Board desires to amend the Plan with respect to the rate of withholding tax with respect to federal, state and local tax liabilities applicable to grants under the Plan;

      WHEREAS, also upon recommendation of counsel, the Board desires to amend the Plan to reflect an amendment to the Fair Labor Standards Act of 1938, as amended (the "FLSA"), for option grants to non-exempt employees;

      WHEREAS, the Board has approved the terms of this Amendment 2001-1 to the Plan;

      NOW, THEREFORE, in accordance with the foregoing, the Plan shall be amended as follows:

1.    Section 15(b) of the Plan is amended to read, in its entirety, as follows:

            "(b) If the Committee so permits, a Grantee may elect to satisfy the Company's income tax withholding obligation with respect to a Grant paid in Company Stock by having shares withheld up to an amount that does not exceed the Grantee's minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities. The election must be in a form and manner prescribed by the Committee and shall be subject to the prior approval of the Committee."

2. A new subsection (j) is added to Section 5 of the Plan to read, in its entirety, as follows:

      "(j) Option Grants to Non-Exempt Employees. Notwithstanding the foregoing, Options granted to persons who are non-exempt employees under the Fair Labor Standards Act of 1938, as amended, shall have a per share purchase price not less than 85% of the Fair Market Value of the Company Stock on the date of grant, and may not be exercisable for at least six months after the date of grant (except that such Options may become exercisable, as determined by the Board, upon the Grantee's death, disability or retirement, or upon a Change of Control or other circumstances permitted by applicable regulations)."
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3.    In all respects not amended, the Plan is hereby ratified and affirmed and may be restated in its entirety to include the above amendment.

      IN WITNESS WHEREOF, and as evidence of the adoption of Amendment 2001-1 set forth herein, this Amendment has been executed this 16th day of October, 2001.

                              K-TRON INTERNATIONAL, INC.

                              By:     /s/ Edward B. Cloues, II
                                    ------------------------------------
                                    Edward B. Cloues, II
                                    Chairman and Chief Executive Officer